EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2006 RESULTS

CHERRY HILL, NJ, November 1, 2006 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2006.

Net revenues for the quarter ended September 30, 2006 were $16.6 million compared to $18.9 million for the quarter ended June 30, 2006. Net income for the third quarter of 2006 was $508,000 or $0.06 per diluted share, compared to net income of $1.9 million or $0.21 per diluted share for the second quarter of 2006.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "For the first nine months of 2006, net revenue increased 25% to $49.2 million, with net income increasing to $0.31 per diluted share, compared to net revenue of $39.3 million and a net loss of $(0.44) per diluted share for the comparable prior period. The third quarter developed as expected, with results coming in within our prior guidance. Bookings in the third quarter of 2006 were $13.0 million compared to $20.4 million in the second quarter of 2006, which we believe indicates that we have entered the down portion of this business cycle. Although it is too early to know the length or severity of the apparent slow down, we believe that we are well positioned to remain cash flow positive due to the restructuring of our operations over the past few years.

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "During the third quarter, we took additional actions as part of our ongoing efforts to make inTEST more profitable. This included staff reductions in our tester interface group, which led to some severance related items in the quarter. Following a series of discussions with our Board of Directors, our management team has adopted a new policy with respect to providing quarterly or annual earnings guidance. We believe that providing short-term performance forecasts prevents a more meaningful analysis of and focus on the achievement of our long-term objectives. Thus, we will no longer provide any quarterly or annual earnings guidance. "

Investor Conference Call / Webcast Details

inTEST will review third quarter 2006 results and discuss management's expectations for the fourth quarter of 2006 and current views of the industry today, Wednesday, November 1, 2006 at 5 p.m. ET. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through midnight on Wednesday, November 8, 2006 at www.intest.com and by telephone at (201) 612-7415 (international) or (877) 660-6853 (domestic). The account number to access the replay is 3055 and the conference ID number is 215894. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Joseph Villalta, 646-536-700
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2006	9/30/2005	6/30/2006	9/30/2006	9/30/2005
Net revenues	$16,566	$16,448	$18,889	$49,187	$39,288
Gross margin	6,907	6,469	8,380	21,121	13,824
Operating expenses:
Selling expense	2,232	2,545	2,593	6,954	7,024
Engineering and product development expense	1,662	1,522	1,159	4,110	4,458
General and administrative expense	2,097	1,912	2,303	6,501	5,890
Restructuring and other charges	-	28	-	-	448
Operating income (loss)	916	462	2,325	3,556	(3,996)
Other income	101	54	105	276	194
Earnings (loss) before income taxes	1,017	516	2,430	3,832	(3,802)
Income tax expense (benefit)	509	123	488	1,042	10
Net earnings (loss)	508	393	1,942	2,790	(3,812)

Net earnings (loss) per share - basic	$0.06	$0.05	$0.22	$0.31	$(0.44)
Weighted average shares outstanding - basic	9,054	8,824	9,015	9,020	8,764

Net earnings (loss) per share - diluted	$0.06	$0.04	$0.21	$0.31	$(0.44)
Weighted average shares outstanding - diluted	9,265	8,912	9,124	9,153	8,764

Condensed Consolidated Balance Sheets Data:
	As of
	9/30/2006	6/30/2006	12/31/2005
Cash and cash equivalents	$12,060	$10,552	$ 7,295
Trade accounts and notes receivable, net	10,695	11,978	9,443
Inventories	6,792	6,552	6,235
Total current assets	30,538	29,666	23,606
Net property and equipment	3,403	3,578	3,951
Total assets	37,443	36,780	30,869
Accounts payable	4,387	4,856	2,527
Accrued expenses	4,860	4,735	4,295
Total current liabilities	10,401	10,337	7,411
Noncurrent liabilities	558	589	652
Total stockholders' equity	26,484	25,854	22,806